Exhibit (a)(9)

EMCORE CORPORATION

OFFER TO AMEND ELIGIBLE OPTIONS

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer to Amend Eligible Options, the related Letter of Transmittal and Stock Option Amendment and Cash Payment Agreement (together, as each may be amended or supplemented from time to time, the “Offer”).  We urge you to read carefully the Offer because the information in this summary is not complete and does not contain all of the information that is important to you.  Capitalized terms used but not defined herein will have the meanings assigned to them in the Offer to Amend Eligible Options.

When does the Offer commence?

The Offer will commence on November 19, 2008.

When does the Offer expire?  Can the Offer be extended, and if so, how will I be notified if it is extended?

The Offer will expire on December 17, 2008, at 11:59 p.m., Mountain Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time.  If the Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m., Mountain Time, on the business day immediately following the previously scheduled expiration of the Offer.

How and when do I tender my Eligible Options?

If you are an Eligible Optionee, then we will send you promptly following the commencement of the Offer a personalized Letter of Transmittal that contains the following information with respect to each Eligible Option you hold:

•	the current exercise price per share in effect for the Eligible Options;

•	the number of shares underlying the Eligible Options;

•	the date of grant of the Eligible Options; and

•	the Fair Market Value per share of our common stock on the date of grant of the Eligible Options.

All of the options set forth in your personalized Letter of Transmittal will be Eligible Options.  To tender one or more of your Eligible Options for amendment pursuant to the Offer, you must properly complete and sign your Letter of Transmittal and timely deliver your Letter of Transmittal and any other required documents by facsimile, hand delivery, regular mail, overnight courier or e-mail as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

Delivery of the Letter of Transmittal and other required documents by any other means is not permitted.

If you have any questions regarding your Letter of Transmittal, please contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com

We must receive your properly completed and signed Letter of Transmittal and other required documents before 11:59 p.m., Mountain Time, on December17, 2008.  If we extend the Offer beyond that time, we must receive your properly completed and signed Letter of Transmittal and other required documents before the extended Expiration Date of the Offer.

We will not accept delivery of any Letter of Transmittal after the Expiration Date.  If we do not receive a properly completed and signed Letter of Transmittal from you prior to the Expiration Date, we will not accept your Eligible Options for amendment.  Those Eligible Options will not be amended pursuant to the Offer, and no Cash Payment will be paid with respect to those Eligible Options.

We reserve the right to reject any or all tenders of Eligible Options that we determine do not comply with the terms and conditions of the Offer, are not in proper form or are unlawful to accept.  Otherwise, we intend to accept all Eligible Options that are properly tendered and not validly withdrawn before the Expiration Date.  Subject to our rights to extend, terminate or amend the Offer, we currently expect that we will accept all properly tendered and not validly withdrawn Eligible Options upon the expiration of the Offer, and we will amend those options on the Amendment Date.

May I withdraw my tender of Eligible Options?

You may withdraw your tendered Eligible Options at any time before the Expiration Date of the Offer.  If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date of the Offer.  To validly withdraw your tendered Eligible Options, you must deliver to us by facsimile, hand delivery, regular mail, overnight courier or e-mail a properly completed and signed withdrawal form with the required information while you still have the right to withdraw your tendered Eligible Options as follows:

By Facsimile:	(626) 293-3646
By Hand Delivery, Regular Mail or Overnight Courier:	EMCORE Corporation 10420 Research Road SE Albuquerque, NM 87123 Attn: Keith Kosco
By E-mail:	Keith_Kosco@EMCORE.com

Delivery of the withdrawal form and other required documents by any other means is not permitted.  To obtain a copy of a withdrawal form, please contact  Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.

We must receive your properly completed and signed withdrawal form and other required documents before 11:59 p.m., Mountain Time, on December 17, 2008.  If we extend the Offer beyond that time, we must receive your properly completed and signed withdrawal form and other required documents before the extended Expiration Date of the Offer.  You may not withdraw only a portion of a tendered Eligible Option.  If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option.

You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment pursuant to the Offer.  However, after you have withdrawn an Eligible Option, you may retender that Eligible Option before the Expiration Date.  If EMCORE extends the Offer beyond the Expiration Date, you may retender your withdrawn Eligible Option(s) at any time until the extended Expiration Date of the Offer.  You will not be deemed to have made a valid retender of your withdrawn Eligible Option(s) unless you deliver, prior to the Expiration Date, a new Letter of Transmittal in accordance with the tender procedures described above. The new Letter of Transmittal must be signed and dated after your original Letter of Transmittal and any withdrawal form you have submitted.  Upon the receipt of such a new, properly completed, signed and dated Letter of Transmittal, any previously submitted Letter of Transmittal or withdrawal form received by us prior to the Expiration Date will be disregarded and will be considered replaced in full by the new Letter of Transmittal.  You will be bound by the last properly submitted Letter of Transmittal or Withdrawal Form received by us prior to the Expiration Date.

What are the components of the Offer?

Amendment to Increase Exercise Price to Adjusted Exercise Price.   If an Eligible Option is properly tendered and accepted and not validly withdrawn pursuant to the Offer, the amendment will increase the exercise price per share currently in effect for the Eligible Option to the Fair Market Value per share of our common stock on the date of grant of the Eligible Option.

Cash Payment.  The Eligible Optionees whose Eligible Options are amended to increase the exercise price pursuant to the Offer will become entitled to receive from us the Cash Payment with respect to those Eligible Options.  The amount of the Cash Payment payable with respect to the Eligible Option that are amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (1) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for an Eligible Option by (2) the number of shares of our common stock purchasable under that Eligible Option at the Adjusted Exercise Price.  The Cash Payment will be paid on the first regular payroll date after January 1, 2009,.  Under applicable IRS regulations, the Cash Payment may not be made in the same year as the Amendment Date.  The Cash Payment, when made, will be subject to all applicable withholding taxes required to be withheld by EMCORE.

What are some of the key dates to remember?

The Offer will commence on November 19, 2008.

The Offer will expire at 11:59 pm, Mountain Time, on December 17, 2008 (unless we extend the Offer).

The Eligible Options will be amended on December 18, 2008 (unless we extend the Offer).

The Cash Payment will be paid on the first regular payroll date after January 1, 2009.

Who can I talk to if I have questions about the Offer?

For additional information or assistance, you should contact Keith Kosco, Chief Legal Officer and Corporate Secretary, at (505) 332-5044 or Keith_Kosco@EMCORE.com.